Exhibit 10.32

October 25, 2007

Mr. Robert Brackett

367 Santana Heights

Apt. #3084

San Jose, CA  95128

Re:

Employment Offer Letter

Dear Rob:

On behalf of Penthouse Media Group Inc. (“PMGI”), I am pleased to offer you the position of President with Various, Inc. (the “Company”), reporting directly to the CEO of PMGI or his designee, and based in the Company’s Northern California offices (currently located at 445 Sherman Avenue, Suite C, Palo Alto, CA 94306).

1.

Base salary.  Your base salary for 2007 will be payable bi-weekly at the rate of $12,115.38 ($315,000 annually).  It is anticipated that this salary will be reviewed in January 2008.

2.

Bonus.  Your bonus will be payable as outlined in Exhibit A, less applicable withholding.

3.

Equity compensation.  The Company currently intends to implement an employee stock option plan, restricted stock or other equity incentive plan.  If and when the Company implements such a plan, you may participate in the manner appropriate to your employment level consistent with the plan’s terms, which may be set according to the Company’s sole discretion and will govern all details of your participation.

4.

Benefits and vacation time.  Beginning the first day of employment with the Company, you will continue to be eligible for your current health insurance, dental insurance, disability insurance, life insurance, 401(k) savings and other benefit plans, consistent with the terms of such plans and as set forth in the summary plan documents, or at the option of the Company, for analogous plans sponsored by the Company which shall include benefits no less favorable than those in which you currently participate.  Such plans will not be impacted for consideration of any prior existing condition.  The Paid Time Off (PTO) system, which provides eligible employees with a “bank” of paid hours, to be used as you deem appropriate, will continue.  You will continue to accrue paid time off hours at your rate currently in effect.  In your capacity as a Company employee, you will be covered by its “directors & officers” insurance policy pursuant to its terms, as amended from time to time.  You will be reimbursed for your reasonable out-of-pocket Company-related expenses (including legal costs, if any) consistent with the Company’s Employee Manual or other stated reimbursement policies and procedures.

5.

Start date.  Your start date shall be the date of closing of the Various, Inc. acquisition by PMGI, and this agreement will be binding on PMGI as of such event.  Your current tenure with Various, Inc. will be grandfathered with regard to all welfare and benefit programs.

6.

Responsibilities.  You will be responsible for the President function.  You will also be responsible for functions and such other duties as may be reasonably assigned by the Company from time to time and consistent with or complementary to your duties as described herein.  You will devote all of your professional time, attention, energy and skill to the business and affairs of the Company.  You will serve the Company faithfully and diligently to the best of your ability.

7.

Term.  Your term of employment shall commence on the Start Date and continue for three (3) years; provided that the Company may terminate you for Cause without incurring further liability to you in connection with your employment.  “Cause” means (i) a willful failure or refusal on your part to substantially perform your duties under this agreement, the Employee Proprietary Information Agreement, or otherwise imparted by the Company’s Employee Manual or other stated policies and procedures; (ii) willful failure or refusal to carry out the lawful directions of your superiors; (iii) willful gross misconduct on your part, including but not limited to theft, violent work-related behavior, violation of the Company’s anti-discrimination and anti-harassment policies or repeated acts of gross insubordination; willful dishonesty or fraud in connection with your employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; indictment or conviction of a crime other than a minor traffic infraction.  Cause will only exist under items (i) and (ii) above if such failures continue following a reasonable period after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes mat you have not substantially performed your duties.  For purposes of this agreement, no act or failure to act on your part shall be deemed “willful” unless done or omitted to be done by you not in good faith, or without belief that your actions were in the best interests of the Company.  If you are terminated with Cause, you shall receive only unpaid salary through the date your employment is terminated.  Termination for other than cause or resignation by the employee for Good Reason will result in the company continuing to pay the employee his base salary from the date of termination to a date which is three years from the date of the employee’s Start date; provided that, except as prohibited by state of federal law, you execute and return to the Company a valid and binding release of all other claims, in a form reasonably satisfactory to the Company, related to or arising out of your employment before such pay continuation commences.  Good Reason shall mean:

a.

any reduction of your base salary;

b.

the relocation of your base office that is more than fifty (50) miles from the location of your base office as of your start date; or

c.

the failure of the Company to obtain from any Company successor its agreement to assume and perform the terms of this agreement.

8.

Contingent offer.  This offer is valid until November 12, 2007 and is contingent upon your compliance with the 1986 Immigration Reform and Control Act.  The enclosed Employment Eligibility Certification describes acceptable documentation.  Please bring verification of your identity and eligibility for employment with you on your first day.  This offer of employment is also contingent upon your execution of the Company’s Employee Proprietary Information Agreement.

9.

Interference with Business.  You acknowledge that because of your responsibilities at the Company, you have developed and will help to develop, and have been and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information (as defined in the Employee Proprietary Information Agreement) and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this agreement would be extremely difficult to detect or prove.  You also acknowledge that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, you agree as follows:

a.

You shall not, for a period of one (l) year following termination of your employment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company to leave the Company or terminate his or her employment with the Company.

b.

You shall not, for a period of one (1) year following the termination of your employment with the Company for any reason, for the purpose of selling products or services competitive with the Company’s, solicit any actual or prospective customer or client of the Company by using the Company’s Proprietary Information or trade secrets, or otherwise solicit such customers or clients by using means that amount to unfair competition.

c.

You shall not, following the termination of your employment with the Company for any reason, use the Company’s Proprietary Information or trade secrets to interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers.

This agreement shall be governed by the laws of the State of California.  Any disputes arising from this agreement shall be brought solely in the state or federal courts located in Palo Alto, California.

Enclosed you will find two copies of this offer of employment.  Please contact me as soon as you have reached a decision concerning our offer of employment.  Indicate your acceptance of this offer by signing and dating below and returning this signed offer letter to Ms. Carmela Monti via fax at (212) 702-6283.  You may keep one copy for your records.

We are very excited about the contributions you can make to the Penthouse Media Group team! Should you have any questions concerning the enclosed information or need additional information, please contact Ms. Carmela Monti at (212) 702-6209.

Sincerely,

PENTHOUSE MEDIA GROUP INC.

/s/ Daniel C. Staton	10/25/07
Name: Daniel C. Staton	Date:
Title: Chairman

ACKNOWLEDGED AND AGREED

/s/ Robert Brackett	11/9/07
Robert Brackett	Date:

Enclosure (Employment Eligibility Certification)

EXHIBIT A:  BONUS PLAN

This bonus plan commenced on your start date and ends on December 31, 2007.  This plan in no way guarantees you any future bonuses outside of the agreed upon plan and time frame.

1.

Bonus Agreement:  You will be awarded a bonus on a quarterly basis.  The amount will take two factors into consideration.  One is top-line revenue for the current quarter versus the average top-line revenue of the previews two quarters.  The second is bottom-line profit for the current quarter versus the average bottom-line profit of the previous two quarters.  These two growth rates will be calculated (subtracting 1 from the result so zero growth equals zero in the formula), and your bonus will be equal to “A” plus “B” times top-line growth plus “C” times bottom-line growth.  The bonus will not be less than zero.  In the event that the Company acquires (or divests) itself of any revenue or profit source, e.g., acquires a business, sells a division of the Company, etc., the new source’s revenue and profit will be included (or excluded) in the formula for calculating the bonus.

2.

Due Date:  You will receive your quarterly bonus within 10 days of the  last day of the quarter.  The company can prolong the due date an additional 10 days if it is unable to accurately account for that quarter’s profit and/or revenue within the 10 days of quarter end.

3.

Eligibility:  Your employment status is still an “at-will” employment contract.  In order to  be eligible for your quarterly bonus, you will need to be employed on the last day of the quarter to be deemed eligible for that quarterly payout.  Once you are no longer an employee of the Company, this bonus plan is void and is not payable on a prorated basis.

4.

Withholding Taxes:  All bonuses referred to in this letter are subject to reduction of gross earnings to reflect applicable withholding and payroll taxes.